Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On August 15, 2014, Sensata Technologies B.V. (“STBV”), an indirect, wholly-owned subsidiary of Sensata Technologies Holding N.V. (“STHNV,” “Sensata,” “we,” “our,” or “us”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Schrader International, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Seller”). Pursuant to the Purchase Agreement, STBV will purchase from the Seller all of the outstanding equity interests of August Cayman Company, Inc., the direct or indirect parent of various holding and operating companies comprising the Seller's business (“Schrader”), for an aggregate cash purchase price of $1.0 billion (including the repayment of all outstanding indebtedness under Schrader's existing credit facilities), subject to adjustment.
Schrader is headquartered in Denver, Colorado and has sales and design offices in the United States, the United Kingdom, Germany, China, Japan, and South Korea. Manufacturing facilities are located in the United States, United Kingdom, France, Brazil, and China. Schrader employs 2,500 people globally.
Schrader is a manufacturer of tire pressure monitoring sensors (“TPMS”), a safety feature now standard on all cars and light trucks sold in the United States and growing globally in Europe and Asia. Fuel economy and safety regulations in each region are driving the rapid adoption of TPMS. The proposed acquisition of Schrader (the “Acquisition”) adds TPMS and additional low pressure sensing capabilities to our position in automotive sensing. Throughout these unaudited pro forma condensed combined financial statements, the Acquisition and the related issuance of $1.0 billion of debt to fund the Acquisition are referred to as "the Transactions."
The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 gives effect to the Transactions as if they had occurred on June 30, 2014. The unaudited pro forma condensed combined balance sheet is derived from the unaudited historical financial statements of Sensata and Schrader as of June 30, 2014 and June 28, 2014, respectively. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2014 and year ended December 31, 2013 give effect to the Transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined statements of operations are derived from the unaudited historical financial statements of Sensata and Schrader for the six months ended June 30, 2014 and June 28, 2014, respectively, and the audited historical financial statements of Sensata and Schrader for the year ended December 31, 2013.
The historical financial information of Sensata and Schrader has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma adjustments, i.e. material charges, credits, and related tax effects, that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on combined results. The unaudited pro forma condensed combined financial statements presented herein are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the financial position or results of operations would actually have been if the Transactions had occurred as of the dates indicated or what such financial position or results will be for any future periods. There were no transactions between Sensata and Schrader during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and our historical audited and unaudited consolidated financial statements and related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Sensata’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 6, 2014, and Sensata’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on July 29, 2014.
The Acquisition will be accounted for in accordance with the acquisition method of accounting. Under the acquisition method of accounting, the estimated fair value of consideration transferred (i.e., the purchase price) is allocated to identifiable tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values as of the acquisition date. Any difference between the estimated purchase price and the estimated fair value of assets acquired and liabilities assumed is recorded as goodwill. The amounts allocated to the acquired assets and assumed liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized after the closing of the Acquisition based on certain valuations and other studies that will be performed by Sensata with the services of outside valuation specialists. Accordingly, the estimated purchase price allocation and related pro forma adjustments reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements, and are subject to revision based on a final determination of fair value after the closing of the Acquisition. Differences between these preliminary estimates and the final purchase accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.
The unaudited pro forma condensed combined financial statements reflect the contemplated borrowings of $600.0 million under a new incremental term loan facility and an offering of $400.0 million of notes to finance the Acquisition. Amounts borrowed under the new incremental term loan facility and incurred under the notes and the applicable interest rates have been estimated for the purposes of preparing these unaudited pro forma condensed combined financial statements and are subject to change based on the actual amounts borrowed or issued, as applicable, related fees and expenses, and market changes that may result in a change in the actual interest rates applied to such amounts as compared to the rates assumed. The interest rate on the new incremental term loan facility is expected to be variable, and based on 3-month London Interbank Offered Rate ("Libor") + 275 basis points, with a Libor floor of 0.75%. Based on the 3-month Libor as of June 30, 2014, the interest rate on the new incremental term loan facility is expected to initially be 3.5%. If interest rates increased or decreased by 0.125% compared to the rates assumed, annual pro forma interest expense would not change given the Libor as of June 30, 2014. We have assumed an interest rate on the notes, which is expected to be fixed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2014
(in thousands)

	Sensata	Schrader	Reclassifications (See Note 3)	Pro Forma Adjustments (See Note 4)		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$184,638	$9,640	$—	$(23,250)	(1)	$171,028
Accounts receivable, net	352,623	85,660	—	—		438,283
Income tax receivables	—	411	(411)	—		—
Other receivables	—	8,641	(8,641)	—		—
Inventories	226,058	78,964	—	5,964	(2)	310,986
Deferred income tax assets	21,817	1,311	—	1,463	(3)	24,591
Prepaid expenses and other current assets	33,051	10,536	9,052	(2,457)	(4)	50,182
Total current assets	818,187	195,163	—	(18,280)		995,070
Property, plant and equipment at cost	752,636	177,692	—	(47,700)	(5)	882,628
Accumulated depreciation	(360,166)	(47,700)	—	47,700	(5)	(360,166)
Property, plant and equipment, net	392,470	129,992	—	—		522,462
Goodwill	1,787,224	210,392	—	347,455	(6)	2,345,071
Other intangible assets, net	513,427	185,200	—	127,599	(7)	826,226
Deferred income tax assets	9,992	3,159	—	—		13,151
Deferred financing costs	17,329	—	7,381	7,619	(4)	32,329
Other assets	11,595	17,160	(7,381)	—		21,374
Total assets	$3,550,224	$741,066	$—	$464,393		$4,755,683
Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$7,984	$31,922	$—	$(25,922)	(8)	$13,984
Accounts payable	223,163	66,968	—	—		290,131
Other payables	—	23,910	(23,910)	—		—
Interest payable	—	642	(642)	—		—
Income taxes payable	7,679	1,455	—	—		9,134
Accrued expenses and other current liabilities	135,929	27,115	24,552	17,151	(9)	204,105
				(642)	(4)
Deferred income tax liabilities	3,859	4,161	—	4,035	(3)	12,055
Total current liabilities	378,614	156,173	—	(5,378)		529,409
Deferred income tax liabilities	307,653	35,499	—	17,384	(3)	360,536
Pension and post-retirement benefit obligations	19,568	—	2,949	—		22,517
Capital lease and other financing obligations, less current portion	47,359	—	—	—		47,359
Long-term debt, net of discount, less current portion	1,664,812	329,936	—	659,564	(8)	2,654,312
Other long-term liabilities	18,102	17,491	(2,949)	(73)	(4)	32,571
Commitments and contingencies
Total liabilities	2,436,108	539,099	—	671,497		3,646,704

Shareholders’ equity:
Ordinary shares	2,289	2	—	(2)	(10)	2,289
Treasury shares, at cost	(395,424)	—	—	—		(395,424)
Additional paid-in capital	1,603,162	224,994	—	(224,994)	(10)	1,603,162
Accumulated deficit	(66,657)	(39,394)	—	(10,237)	(9)	(71,794)
				39,394	(10)
				(3,750)	(1)
				8,850	(3)
Accumulated other comprehensive (loss)/income	(29,254)	16,365	—	(16,365)	(10)	(29,254)
Total shareholders’ equity	1,114,116	201,967	—	(207,104)		1,108,979
Total liabilities and shareholders’ equity	$3,550,224	$741,066	$—	$464,393		$4,755,683

See the accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2014
(in thousands, except share and per share amounts)

	Sensata	Schrader	Reclassifications (See Note 3)	Pro Forma Adjustments (See Note 4)		Pro Forma Combined

Net revenue	$1,127,447	$261,003	$—	$—		$1,388,450
Operating costs and expenses:
Cost of revenue	725,645	187,685	4,147	—		917,477
Research and development	36,156	—	15,477	—		51,633
Selling, general and administrative	95,310	63,984	(31,240)	—		128,054
Amortization of intangible assets	64,577	—	11,616	4,806	(11)	80,999
Restructuring and special charges	2,605	—	—	—		2,605
Total operating costs and expenses	924,293	251,669	—	4,806		1,180,768
Profit/(loss) from operations	203,154	9,334	—	(4,806)		207,682
Interest expense	(47,099)	(13,053)	—	(10,930)	(12)	(71,082)
Interest income	589	—	—	—		589
Other, net	4,470	—	—	—		4,470
Income/(loss) before taxes	161,114	(3,719)	—	(15,736)		141,659
Provision for/(benefit from) income taxes	28,848	(2,078)	—	(3,570)	(13)	23,200
Net income/(loss)	$132,266	$(1,641)	$—	$(12,166)		$118,459
Earnings per share:
Basic	$0.77					$0.69
Diluted	$0.76					$0.68
Weighted average ordinary shares outstanding:
Basic	171,412,979					171,412,979
Diluted	173,530,749					173,530,749

See the accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(in thousands, except share and per share amounts)

	Sensata	Schrader	Reclassifications (See Note 3)	Pro Forma Adjustments (See Note 4)		Pro Forma Combined

Net revenue	$1,980,732	$455,427	$—	$—		$2,436,159
Operating costs and expenses:
Cost of revenue	1,256,249	328,793	7,360	5,964	(14)	1,598,366
Research and development	57,950	—	23,494	—		81,444
Selling, general and administrative	163,145	119,884	(52,978)	—		230,051
Amortization of intangible assets	134,387	—	22,124	10,720	(11)	167,231
Impairment of goodwill	—	16,000	—	—		16,000
Restructuring and special charges	5,520	—	—	—		5,520
Total operating costs and expenses	1,617,251	464,677	—	16,684		2,098,612
Profit/(loss) from operations	363,481	(9,250)	—	(16,684)		337,547
Interest expense	(95,101)	(27,189)	—	(21,437)	(12)	(143,727)
Interest income	1,186	—	—	—		1,186
Other, net	(35,629)	—	—	—		(35,629)
Income/(loss) before taxes	233,937	(36,439)	—	(38,121)		159,377
Provision for/(benefit from) income taxes	45,812	(11,396)	—	(8,374)	(13)	26,042
Net income/(loss)	$188,125	$(25,043)	$—	$(29,747)		$133,335
Earnings per share:
Basic	$1.07					$0.76
Diluted	$1.05					$0.74
Weighted average ordinary shares outstanding:
Basic	176,090,688					176,090,688
Diluted	179,023,992					179,023,992

See the accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in Sensata’s Current Report on Form 8-K prepared and furnished in connection with the Acquisition.
Certain information and disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, we believe that the disclosures provided herein are adequate to make the information presented not misleading.
The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 gives effect to the Transactions as if they had occurred on June 30, 2014. The unaudited pro forma condensed combined balance sheet is derived from the unaudited historical financial statements of Sensata and Schrader as of June 30, 2014 and June 28, 2014, respectively. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2014 and year ended December 31, 2013 give effect to the Transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined statements of operations are derived from the unaudited historical financial statements of Sensata and Schrader for the six months ended June 30, 2014 and June 28, 2014, respectively, and the audited historical financial statements of Sensata and Schrader for the year ended December 31, 2013.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and our historical audited and unaudited consolidated financial statements and related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Sensata’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 6, 2014, and Sensata’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on July 29, 2014.
The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the financial position or results of operations would actually have been if the Transactions had occurred as of the dates indicated or what such financial position or results will be for any future periods.
Note 2: Preliminary Purchase Price Allocation
The Acquisition has not been completed. We expect to complete the Acquisition on or around the closing date of the offering of the Notes. The unaudited pro forma condensed combined financial statements have been prepared to give effect to the Acquisition, which will be accounted for under the acquisition method of accounting, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) and which will use the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures. ASC 805 requires, among other things, that identifiable tangible and intangible assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Any difference between the estimated purchase price and the estimated fair value of assets acquired and liabilities assumed is recorded as goodwill.
The amounts allocated to the acquired assets and assumed liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized after the closing of the Acquisition based on certain valuations and other studies that will be performed by Sensata with the services of outside valuation specialists. Accordingly, the estimated purchase price allocation and related pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements, and are subject to revision based on a final determination of fair value after the closing of the Acquisition. For example, if the fair value of the definite-lived intangibles changed by 10%, there would be a corresponding $3.3 million annual increase or decrease in amortization of intangible assets.
Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma condensed combined financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Accounts receivable	$85,660
Inventories	84,928
Prepaid expenses and other current assets	17,131
Property, plant and equipment	129,992
Goodwill	557,847
Customer relationships	185,500
Completed technologies	110,499
Other intangible assets	16,800
Other assets	9,780
Accounts payable	(66,968)
Accrued expenses and other current liabilities	(57,931)
Deferred income tax liabilities	(65,459)
Other long-term liabilities	(17,419)
Fair value of net assets acquired, excluding cash and cash equivalents	990,360
Cash and cash equivalents	9,640
Fair value of net assets acquired	$1,000,000

After closing of the Acquisition, and prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively. Such adjustments may be material.
Of the total estimated purchase price, $306.6 million has been allocated to definite-lived intangible assets, and $6.2 million has been allocated to indefinite-lived intangible assets. The definite-lived intangible assets consist primarily of customer relationships and completed technologies. The indefinite-lived intangible assets consist of in-process research and development. Definite-lived intangible assets will be amortized on a straight-line basis over their respective estimated useful lives, which, for customer relationships and completed technologies, are 10.5 and 9 years, respectively. The amortization expense associated with these definite-lived intangible assets will not be deductible for tax purposes.
Of the total estimated purchase price, approximately $557.8 million has been allocated to goodwill and is not deductible for tax purposes. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill is not amortized but instead is tested for impairment at least annually (more frequently if indicators of impairment arise). In the event we determine that goodwill has become impaired, we record an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.
Note 3: Reclassifications
Due to regulatory considerations there were certain restrictions regarding the information that could be shared between Sensata and Schrader. Additional information may exist that could materially affect the assumptions and estimates and related pro forma adjustments. Certain reclassifications have been made to the historical financial statements of Schrader to conform them to Sensata accounting policies. Such reclassifications have been based on discussions with management of Schrader.

Upon completion of the Acquisition, we will perform an additional detailed review of Schrader’s accounting policies. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements.
To reclassify Schrader’s balance sheet to conform to Sensata’s presentation as follows (in thousands):

As of June 30, 2014
Income tax receivables	$(411)
Other receivables	(8,641)
Prepaid expenses and other current assets	$9,052

Other assets	$(7,381)
Deferred financing costs	$7,381

Other payables	$(23,910)
Interest payable	(642)
Accrued expenses and other current liabilities	$24,552

Other long-term liabilities	$(2,949)
Pension and post-retirement benefit obligations	$2,949

To reclassify Schrader’s shipping and handling costs, research and development costs, and amortization of intangible assets from selling, general and administrative to other financial statement line items in the statements of operations to conform to Sensata’s presentation as follows (in thousands):

	For the six months ended June 30, 2014	For the twelve months ended December 31, 2013
Cost of revenue	$4,147	$7,360
Research and development	15,477	23,494
Amortization of intangible assets	11,616	22,124
Selling, general and administrative	$(31,240)	$(52,978)

Note 4: Pro Forma Adjustments
The specific pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

(1)
To reflect the net cash expected to be paid related to the Acquisition, including $1.0 billion in payments made to the Seller less approximately $976.7 million net cash received from the issuance of new debt. Payments made to the Seller include $361.9 million to extinguish existing Schrader debt and a $638.1 million cash payment to the Seller. The cash received related to the issuance of $600.0 million in new incremental term loans and $400.0 million in new notes is net of a discount on the new incremental term loans of $4.5 million and financing costs of $18.8 million.

(2)	To reflect inventory at estimated fair value.

(3)	To reflect the estimated deferred tax assets and liabilities associated with the book to tax differences resulting from the acquisition, including the release of a portion of a valuation allowance.

(4)	To reflect the expected deferred financing costs of $15.0 million and the elimination of existing Schrader deferred financing costs and interest payable of $9.8 million and $0.7 million, respectively.

(5)	To reflect property, plant and equipment at estimated fair value.

(6)	To reflect $557.8 million in estimated goodwill related to the Acquisition and the elimination of Schrader's historical goodwill of $210.4 million.

(7)	To reflect $312.8 million in estimated identifiable intangible assets related to the Acquisition and the elimination of Schrader's historical intangible assets of $185.2 million.

(8)
To reflect a total of $1.0 billion incurred as a result of the expected issuance of the new incremental term loan facility and notes, net of a discount on the new incremental term loan of $4.5 million, and the elimination of the existing Schrader debt of $361.9 million.

(9)	To reflect accrual and related equity impact for estimated transaction costs expected to be incurred subsequent to the balance sheet date.

(10)	To reflect the elimination of Schrader's common stock, additional paid-in capital, accumulated deficit and accumulated other comprehensive income.

(11)	To reflect the estimated amortization of identifiable intangible assets related to the Acquisition and the elimination of Schrader's historical intangible asset amortization.

(12)
To reflect the estimated interest expense related to the new incremental term loan facility and notes, and the elimination of Schrader's historical interest expense. Interest expense reflects an assumed interest rate based upon the expected interest rate on the notes being offered. A 0.125% increase in the interest rate on the notes would increase our pro forma cash interest expense for the year ended December 31, 2013 by approximately $0.5 million and for the six months ended June 30, 2014 by approximately $0.3 million.

(13)	To reflect the benefit from income taxes related to the amortization of identifiable intangible assets expected to be acquired, interest expense and step-up in fair value of inventory.

(14)	To reflect an adjustment for the amortization of inventory step-up.

The unaudited pro forma condensed combined financial statements do not include adjustments for liabilities related to business integration activities for the Acquisition as we are in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for costs associated with business integration activities for the Acquisition and such liabilities will be expensed as incurred in our consolidated financial statements.